Exhibit 99.1

CONTACT:
Mark Spencer
847.585.3802 mdspencer@careered.com

Louis Caldera Joins Career Education Corporation Board of Directors

Schaumburg, Ill., March 19, 2013 – Career Education Corporation (CEC) (NASDAQ: CECO), a global provider of postsecondary education programs and services, announced that Louis Caldera was today appointed to the company’s Board of Directors.

Caldera brings a mix of law and policy, higher education, military, business and management experience to the Career Education Board of Directors. Caldera has served in both the Clinton and Obama administrations, as well as on several nonprofit and public company boards of directors. A graduate of the U.S. Military Academy at West Point, he also holds both a law degree and a Master’s of Business Administration from Harvard University.

As President of the University of New Mexico from 2003 to 2006, Caldera oversaw an increase in research and scholarship funding while leading a significant expansion and modernization of university facilities. He increased focus on bolstering the university’s academic reputation, including development of new programs in entrepreneurship, nanotechnology and biomedical engineering.

Serving as Secretary of the Army from 1999 to 2001, Caldera was known for advocating investment in the youngest members of the Army, including improving their opportunities for training and education. He is credited with leading development and beginning implementation of the Army Transformation vision, which moved the Army from a Cold War footing to a rapidly deployable force using new technologies and weapons platforms.

As a California state legislator from 1992 to 1997, Caldera served on the Higher Education Committee and authored legislation promoting children’s health and safety, charter schools and public education. Representing a multi-ethnic district centered in downtown Los Angeles, he contributed to economic revitalization efforts.

“Louis’ addition to the Career Education board affords us his broad range of perspectives and experience, so many of which pertain directly to how we provide quality, career-focused education that improves the lives of students,” said Chairman, President and CEO Steven H. Lesnik. “As the son of Mexican immigrants, Louis’ personal story of rising from humble beginnings to achieve high-ranking American leadership positions mirrors the dreams of many of our students, who through hard work and education strive to achieve a better life for themselves and their families.”

With Caldera’s appointment, the number of members currently serving on the Board of Directors increases to nine.

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (“CEC”) family offer high-quality education to a diverse student population of more than 75,000 students across the world in a variety of career-oriented disciplines through online, on-ground and hybrid learning program offerings. The more than 90 campuses that serve these students are located throughout the United States and in France, the United Kingdom and Monaco, and offer doctoral, master’s, bachelor’s and associate degrees and diploma and certificate programs.

CEC is an industry leader whose institutions are recognized globally. Those institutions include, among others, American InterContinental University (“AIU”); Brooks Institute; Colorado Technical University (“CTU”); Harrington College of Design; INSEEC Group (“INSEEC”) Schools; International University of Monaco (“IUM”); International Academy of Design & Technology (“IADT”); Le Cordon Bleu North America (“LCB”); and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing high-quality education, enabling students to graduate and pursue rewarding career opportunities.

For more information, see CEC’s website at www.careered.com. The website includes a detailed listing of individual campus locations and web links to CEC’s colleges, schools, and universities.

###